Exhibit 99.1

Material Terms of the Outdated Proposal

On October 28, 2014, CEOC and CEC made a proposal to certain of the First Lien Creditors, including the Non-Extending Bank Creditor (the “Outdated Proposal”). The Outdated Proposal contained the following material terms:

CEOC would be restructured as a real estate investment trust with a Property Company (“PropCo”) and an Operating Company (“OpCo”). OpCo would lease the properties owned by PropCo and pay rent to PropCo, with CEC providing a limited guarantee of the lease on terms to be determined. The beneficial holders of CEOC’s senior secured credit facilities would receive a 100% recovery in cash and debt. The beneficial holders of CEOC’s first lien bond debt would receive a 93.8% recovery in cash, debt and equity. The beneficial holders of CEOC’s second lien and unsecured bond debt would receive a de minimis amount of equity; provided, however, that if they voted as a class in favor of the restructuring they would receive an additional amount of equity to be determined.

The Outdated Proposal has been superseded by the numerous proposals that have been, and continue to be, transmitted between CEC, CEOC and the other First Lien Creditors. No assurances can be made that an agreement will be reached between CEC, CEOC and the First Lien Creditors on the terms of a restructuring.